Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Consulting Agreement”) is made and entered into between Matinas BioPharma Holdings, Inc. (the “Company”), and Dr. Raphael J. Mannino (the “Consultant”). The Company and the Consultant are referred to herein as the “Parties.”

The Parties understand and agree that the Consultant may revoke his acceptance of this Consulting Agreement at any time within seven (7) business days following Consultant’s execution and delivery of this Agreement. Provided that Consultant does not revoke or rescind his execution and acceptance of this Agreement, this Consulting Agreement shall become effective on upon Consultant’s termination of employment with the Company (the “Effective Date”).

RECITALS

WHEREAS, the Company is a clinical stage biopharmaceutical company;

WHEREAS, Consultant is the Chief Scientific Officer of the Company and has historical knowledge about the proprietary technology, products and management of the Company;

WHEREAS, the Consultant has notified the Company of his intent to retire from his position with the Company effective December 31, 2022;

WHEREAS, the Company desires to engage the Consultant to provide Services (as defined in Section 1 below) following his retirement; and

WHEREAS, Consultant is willing to provide such Services to the Company upon the terms and subject to the conditions set forth in this Consulting Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1. Services. During the Term, as defined below, the Consultant shall make himself available, as reasonably necessary, to provide services as directed by the Chief Executive Officer of the Company, which may include, but not be limited to the following: [***], and such other services as requested by the Chief Executive Officer, at such times and locations as mutually agreed to by the Parties (the “Services”). Consultant agrees to perform the Services in a good and workmanlike manner and in accordance with those practices, methods and standards of care, skill and diligence normally provided by professional consultants in the performance of similar services.

2. Independent Contractor Status. The Parties acknowledge and agree that the Consultant’s relationship with the Company is that of an independent contractor and nothing in this Consulting Agreement shall be construed as creating a partnership, joint venture or employer-employee relationship. The Consultant acknowledges that he will not be entitled to any of the benefits that the Company may make available to their employees, such as group insurance, vacation or retirement benefits. The Consultant acknowledges and agrees that he is free from the control and direction of the Company in the means and method of performance of the Services and that the Services are outside the usual course of business of the Company. The Consultant acknowledges and agrees that the Services he is providing may be conducted from wherever he believes is reasonably necessary and at times that are deemed reasonably necessary by the substance of the Services being provided. The Consultant acknowledges and agrees that he is not economically dependent on the consulting relationship which is the subject matter of this Consulting Agreement. The Consultant further acknowledges and agrees that: (i) he is responsible for providing the know-how necessary to perform the Services; (ii) he shall not engage or employ any workers to assist him in the Services; (iii) he is solely responsible for complying with all applicable local, state and federal laws governing self-employed individuals, including, but not limited to, obligations such as payment of federal and state taxes, social security, disability and other contributions attributable to performance of the Services; and (iv) he is solely responsible, and will indemnify and hold the Company and its parent companies, subsidiaries, affiliates, successors and assigns, and their respective directors, officers, members, managers, employees, and agents harmless, for any payment of taxes on compensation that the Consultant receives for the Services.

3. Term and Termination. The Sevices shall commence on January 1, 2023, and the term of this Consulting Agreement (the “Term”) shall begin effective immediately (subject to revocation by the Consultant before the Effective Date) and shall continue until December 31, 2023, subject to earlier termination for Cause, as defined below. For purposes of this Consulting Agreement, “Cause” means the Consultant’s: (i) material breach of any term or condition of this Agreement including but not limited to Sections 7, 8, 10, 11, 12, 13, 14, 15 of the Consulting Agreement; (ii) conviction of a felony for a crime of moral turpitude or (iii) engagement in fraud or embezzlement.

4. Fee. During the Term, the Company shall pay the Consultant a monthly fee of $15,000.00 for the Services (the “Fee”). The Consultant shall invoice the Company for this fee on a monthly basis at the beginning of each month. All invoices shall be paid within thirty (30) days of receipt. Additionally, the Company will reimburse the Consultant for reasonable out of pocket expenses approved in advance by the Company if greater than one hundred dollars ($100) and incurred in connection with providing the Services, supported by appropriate documentation.

5. Additional Consideration. Consultant shall receive a cash bonus award of $75,000 for his employment with the Company during the 2022 fiscal year, to be paid in 2023 simultaneous with any cash bonus awards given to Company employees for the 2022 fiscal year (which is expected to occur in the first quarter of 2023).

6. Stock Option Vesting. During the Term of this Agreement, Consultant’s outstanding stock options shall continue to vest in accordance with their terms (provided, however, that in accordance with applicable law, options granted as incentive stock options shall cease to be treated as such and shall instead be treated as non-qualified stock options if not exercised within 3 months of the date of Consultant’s retirement).

7. Confidentiality. The Consultant acknowledges that the Company possesses, or may in the future possess Confidential Information, as defined below, that has been disclosed to, or has otherwise become known to, the Consultant by virtue of his engagement by the Company. For purposes of this Consulting Agreement, “Confidential Information” means any trade secrets, proprietary information or confidential information of the Company and/or its respective affiliates (collectively “Company Entities”), including without limitation, data, client information, client lists and other financial information, in any and all forms of media whether now known or developed in the future. Confidential Information shall not include any information which (A) is or becomes generally available to the public other than as a result of the Consultant’s breach of the Consultant’s common law or contractual obligations to the Company; (B) becomes available to the public on a non-confidential basis from a source other than the Consultant, provided that such source is not bound by a confidentiality agreement with, or by other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information; or (C) has been or is subsequently independently conceived or developed without use of or reference to the Confidential Information. During the Term and at all times thereafter, the Consultant shall not disclose or use for his own benefit, or for the benefit of any other individual or entity, any Confidential Information, except in the good faith performance of the Services.

8. Defend Trade Secrets Act Whistleblower Immunity. The Consultant understands and acknowledges that he shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Consultant further understands and acknowledges that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if he files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9. Ownership of Inventions. The Consultant agrees that all inventions, improvements, discoveries, methods, developments, ideas, data, information, works of authorship, improvements and suggestions, whether patentable or not, made, devised, conceived, developed or perfected by the Consultant alone or with any other person or persons during and in the course of the engagement of the Consultant by the Company and in connection with the Services, which are related to the products or services of the Company, or components thereof, or modified for use by, developed or under development for, or pertaining to the Company’s business (including research and development) and any works of authorship, including but not limited to any and all reports, protocols, publications or compilations of data of every kind and description prepared or devised by the Consultant or under the Consultant’s direction while performing Services and which relate to or arise out of the actual or demonstrably anticipated business activities of the Company (collectively referred to as “Developments”), are commissioned by the Company and considered “works made for hire” to the greatest extent permitted under the copyright laws of the United States and are the sole and exclusive property of the Company.

10. Return of Property. Upon termination of this Agreement or at such other reasonable times requested by the Company, the Consultant agrees to promptly deliver to the Company all Company property, regardless of the form or media, provided to the Consultant in connection with the Services or created by the Consultant in connection with the Services, and to refrain from making, retaining or distributing copies thereof except in connection with performance of the Services.

11. Non-Solicitation. During the Term (and any extension thereof), and for a six month period thereafter, the Consultant shall not, directly or indirectly, whether on behalf of himself or anyone else: (i) induce or attempt to induce a business associate of the Company to refrain from doing business with the Company; (ii) use for his benefit or disclose the name and/or requirements of any such business associate to any other person or persons, natural or corporate; or (iii) solicit any of the employees of the Company to leave the employ of the Company or hire anyone who is an employee of the Company or has worked for the Company during the previous 12 months.

12. Non-Competition. During the Term (and any extension thereof), and for a 3 year period thereafter, the Consultant shall not directly or indirectly (i) serve as a partner, principal, shareholder, licensor, licensee, employee, officer, director, manager, agent, representative, advisor, promoter, associate, investor, or otherwise for any Competitive Business (as defined below), (ii) build, design, finance, acquire, lease, operate, manage, control, invest in, work, or consult for or otherwise join, participate in, or affiliate himself with, any Competitive Business or (iii) take any preparatory steps with respect to any of the foregoing, each without the prior written consent of the Company. The foregoing covenant shall cover the Consultant’s activities in every part of the world in which the Consultant provided services or had a material presence or influence. The foregoing shall not apply to the Consultant’s ownership of shares in a publicly-traded entity in which the Consultant does not materially participate and in which the Consultant’s ownership interest is one percent (1%) or less. “Competitive Business” means any business that is related to the lipid-based delivery of any pharmaceutical, chemical or biological molecule or compound or other matter reasonably related thereto, whether for research or commercial purposes.

13. Restrictions on Sale of Company Stock. Consultant hereby acknowledges, agrees and covenants that:

(A) Except as set forth in this Section 13(A), Consultant will not (i) offer, sell, contract to sell, pledge, transfer, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any shares of Company’s common stock until March 31, 2023 and (ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that Consultant has or may have hereafter to require Company to register under the Securities Act of 1933, as amended (the “Act”). Except to the extent such sales are restricted pursuant to Section 13(B) below, on or after March 31, 2023, Consultant may sell shares of Company common stock during each quarter over the next year as follows: (i) 250,000 shares on or after March 31, 2023; (ii) 250,000 shares on or after June 30, 2023; (iii) 250,000 shares on or after October 31, 2023; and (iv) 250,000 shares on or after December 31, 2023. Thereafter, the restrictions of this Section 6(A) shall no longer apply.

(B) In the event the Company wishes to consummate a financing transaction by June 30, 2023 to raise gross proceeds of at least $15 million and the investment bank or an investor in such transaction requires the directors and officers of the Company to enter into a lock-up agreement, Consultant hereby agrees to be bound by, and shall be deemed to have agreed to, the same lock-up terms as those to which the Company’s directors and officers are required to adhere and at the request of the Company or such investment bank or investor Consultant shall execute and deliver a lock-up agreement in form and substance equivalent to that which is required to be executed by the Company’s directors and officers. Notwithstanding anything herein to the contrary, in no event shall the aforementioned lock up period be for longer than 90 days.

14. Consultant General Release of Company. In consideration of the payment and benefits set forth in Sections 4, 5 and 6 above, Consultant (on his own behalf and on behalf of his heirs, executors, administrators, trustees, legal representatives, successors and assigns) hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Consultant may have against the Company arising on or prior to the date of Consultant’s execution and delivery of this Agreement to Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options and/or other equity compensation, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the States of New Jersey, Florida, or any other state or municipality and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey False Claims Act, the Florida Civil Human Rights Act, the Florida ADIS Act, the Florida Wage Discrimination Law, the Florida Equal Pay Law, and the Florida Whistleblower Protection Law, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Consultant is not aware and those not mentioned in this Agreement. Consultant specifically releases any and all Claims arising out of Consultant’s employment with Company or termination therefrom. Consultant expressly acknowledges and agrees that, by entering into this Agreement, Consultant is releasing and waiving any and all rights or Claims including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Consultant’s execution and delivery of this Agreement to Company.

15. Representations; Covenant not to Sue. Consultant hereby represents and warrants that (A) Consultant has not filed, caused or permitted to be filed any pending proceeding (nor has Consultant lodged a complaint with any governmental or quasi-governmental authority) against the Company, nor has Consultant agreed to do any of the foregoing, (B) Consultant has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against the Company that has been released in this Agreement, and (C) Consultant has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Company. Consultant covenants and agrees that Consultant shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against the Company arising on or prior to the date of Consultant’s execution and delivery of this Agreement or with respect to any shareholders derivative, shareholder class action, corporate fraud, corporate waste or similar action at any time during the Term.

16. Certain Remedies. The Consultant acknowledges and agrees that the restrictions contained in Sections 9, 11, 12, 13 and 15 of this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of the restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. The Consultant further agrees that, in addition to enforcing this restriction, the Company may have other rights and remedies under common law or applicable laws relating to the protection of trade secrets. In the event of a breach or threatened breach by the Consultant of Sections 9, 11, 12, 13 and 15 of this Agreement, the Consultant agrees that the Company, in addition to any other legal and equitable remedies available to them, will be entitled to provisional and injunctive relief from an appropriate forum. The Consultant further agrees that no bond will be required to be posted by the Company in connection with any such application for provisional or injunctive relief. The Consultant acknowledges and agrees that the Company may pursue any remedy available to it, concurrently or consecutively in any order, and the pursuit of one such remedy will not be deemed to be an election of remedies or waiver of the right to pursue any other remedy.

17. Binding Agreement; Assignment. The rights and obligations of the parties under this Agreement inure to the benefit of and are binding upon the heirs, administrators, executors, successors, and assigns of the parties; provided that the obligations and duties of the Consultant hereunder may not be assigned or delegated. The Company may assign this Agreement without the Consultant’s consent.

18. Waiver. No waiver by either party of any breach or non-performance of any provision or obligation of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision of this Agreement.

19. Governing Law and Venue. This Agreement shall be governed, interpreted, and construed exclusively according to the laws of the State of New Jersey. The parties agree that the exclusive venue for the resolution of any dispute arising from this Agreement shall be in the state and federal courts located in the State of New Jersey.

20. Headings, References, Pronouns, Construction, etc. Captions and section headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it. All singular terms used herein include the plural and vice versa. All pronouns used herein are deemed to cover all genders. The language in this Agreement will be deemed the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party.

21. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the Services, and this Agreement may be modified only by an agreement in writing signed by both of the parties.

22. Severability. If any provision of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement and of such term and condition, except to such extent or in such application, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

23. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement. Signature by facsimile or electronic copy is valid and will be effective upon receipt.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Consulting Agreement to be duly executed as of the day and year written below. Provided that Consultant does not revoke or rescind his execution and acceptance of this Agreement, this Consulting Agreement shall become effective on the 8th business day following the date that Consultant executes and delivers this Agreement to the Company.

Agreed to and accepted on this 8th day of August, 2022.

/s/ Raphael J. Mannini
Raphael J. Mannino 518 Lannon Lane Glen Gardner, NJ 08826

Agreed to and accepted on this 8th day of August, 2022.

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerome D. Jabbour
Name:	Jerome D. Jabbour
Title:	Chief Executive Officer

[Consulting Agreement]